Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS NET INCOME FOR SECOND QUARTER

WAYNE, NJ – July 18, 2007 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today second quarter and six months results for 2007. Net income for the second quarter of 2007 was $39.7 million, which includes a $1.8 million net loss on trading securities after taxes, compared to $40.8 million for the same period in 2006, which included a $191 thousand net gain on trading securities after taxes. Adjusted for a five percent stock dividend issued on May 25, 2007, fully diluted earnings per common share were $0.33 for the second quarter of 2007, unchanged from the same quarter of 2006. All common share data presented below was adjusted to reflect the stock dividend.

Net income was $89.1 million for the six months ended June 30, 2007 compared to $81.7 million for the same period in 2006, an increase of 9.1 percent. Fully diluted earnings per common share were $0.74 for the six months ended June 30, 2007 as compared to $0.66 per common share for the six months ended June 30, 2006.

Set forth below are highlights of several significant events that occurred during the second quarter of 2007:

•	Total loans increased $139.7 million from the first quarter as automobile and commercial loans grew by 34.7 percent and 19.4 percent, respectively, on an annualized basis.

•	Net interest margin on a fully tax equivalent basis was 3.45 percent, unchanged from the first quarter of 2007.

•

During the quarter, Valley unwound and eventually terminated all of a series of interest rate derivative transactions entered into during April 2007 for the purpose of offsetting the volatility in changes in the market value of certain long-term mortgage-backed securities classified as trading securities. The hedged trading securities were sold and primarily reinvested in short-term U.S. treasury securities, short-term other government agencies and short-term corporate debt held at fair value in the trading securities portfolio at June 30, 2007. The termination of the derivatives and hedged securities sold resulted in a $3.0 million net loss recorded in losses on trading securities, net during the second quarter of 2007.

•	Net gains on loans held for sale totaled approximately $2.7 million primarily due to the sale of approximately $240 million in residential mortgage loans held at fair value.

•

Other non-interest expense includes an offset of $2.7 million in unrealized gains on Valley’s junior subordinated debentures issued to capital trust (commonly known as trust preferred securities) and Federal Home Loan Bank advances held at fair value.

•

Valley redeemed $20.6 million, or 10 percent of the contractual principal balance, of its outstanding 7.75 percent junior subordinated debentures due on December 31, 2031. Valley’s Board of Directors granted management authorization to call, from time to time, all or part of its remaining junior subordinated debentures.

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

•	Valley made an additional $75 million investment in bank owned life insurance to help manage the rising cost of employee benefits.

•

Valley repurchased approximately 428 thousand of its common shares at an average price per share of $23.84 pursuant to its publicly announced share repurchase plans on May 14, 2003 and January 17, 2007.

•

Valley opened two new branches, including its second branch office in Brooklyn, New York this year. Valley has opened four new branches through June 30, 2007 and intends to open nine additional branch offices by December 31, 2007.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Valley’s second quarter earnings generated an annualized average return on tangible shareholders’ equity of 21.9 percent, while our annualized return on average shareholders’ equity for the quarter was 17.0 percent. While we are pleased with our overall performance and credit quality, the relatively flat yield curve environment continues to negatively impact net interest income compared to the same period one year ago. Valley has and will continue to diligently manage operating expenses and its balance sheet to optimize long-term returns for our shareholders.

We would like to affirm that Valley is not a participant in sub-prime residential mortgage lending, negative amortization loan or collateralized debt obligation (CDOs) markets. Valley’s historical risk-based underwriting approach continues to be a key element in producing strong loan performance, as evidenced by Valley’s current and historically low delinquency rates.

Overall loan volumes improved during the second quarter as compared to the first quarter of 2007 primarily due to auto and commercial loans increasing 34.7 percent and 19.4 percent, respectively, on an annualized basis. Much of the increase in auto loans is attributable to Valley’s strategic efforts to expand the geographic presence of its indirect auto loan origination franchise. Nearly 44.0 percent of Valley dealer auto originations were made outside of New Jersey during the second quarter of 2007, as compared to only 33.0 percent in the same period one year ago.

Valley continued its focused branch expansion in northern and central New Jersey and New York City and opened four new branches during the first six months of 2007, including the first two of at least five new branches expected to be opened in Brooklyn and Queens during 2007. Valley anticipates opening approximately nine de novo branches through the remainder of 2007. Our expansion strategy is to find the most attractive building sites and expand our presence in the New Jersey counties neighboring our current office locations, as well as Kings and Queens Counties in New York. New offices generally add franchise value, but the additional operating costs will have a negative impact on non-interest expense and net income in the short-term.”

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $97.4 million for the second quarter of 2007, a $2.6 million decrease from the same quarter of 2006 and a decrease of $386 thousand from the linked quarter ended March 31, 2007. The moderate decline in net interest income during the second quarter of 2007 was mainly a result of lower average earning assets and a $75 million investment in bank owned life insurance. The change in the cash surrender value of the additional bank owned life insurance generated $827 thousand of non-interest income during the three months ended June 30, 2007 which is not shown in the net interest margin calculation.

The net interest margin on a tax equivalent basis was 3.45 percent for the second quarter of 2007, unchanged from the linked quarter ended March 31, 2007 and a decrease of 3 basis points from the prior year second quarter. The yield on average interest earning assets increased 8 basis points mainly due to a 13 basis point increase in the yield on average total loans from the three months ended March 31, 2007. However, the cost of average interest bearing liabilities increased 11 basis points from the first quarter of 2007 as deposits and other borrowings continue to reprice at higher interest rates.

Valley’s cost of total deposits remained relatively low by industry standards at 2.51 percent for the second quarter of 2007 compared to 2.44 percent for the three months ended March 31, 2007. The increase of 7 basis points was primarily due to a growth in retail time deposits during the quarter partially offset by the maturity of lower cost brokered deposits.

Non-Interest Income

Second quarter of 2007 compared with second quarter of 2006

Non-interest income for the second quarter of 2007 increased $283 thousand, or 1.5 percent from $19.4 million for the quarter ended June 30, 2006. Net gains on loans held for sale increased $2.2 million from the second quarter of 2006 primarily due to the sale of approximately $240 million residential mortgages held at fair value. Service charges on deposit accounts increased $1.0 million mainly due to better collection of overdraft fees compared to the same quarter in 2006. Bank owned life insurance income increased $849 thousand primarily due to $827 thousand of income generated from an additional investment of $75 million during the second quarter of 2007 to offset rising employee benefit costs. Partially offsetting these increases, net gains on trading securities decreased $3.1 million mainly due to the sale of approximately $1.1 billion in mortgage-backed securities and the termination of certain derivative transactions during the second quarter of 2007.

Second quarter of 2007 compared with first quarter of 2007

Non-interest income for the second quarter of 2007 decreased $21.4 million, or 52.1 percent from $41.1 million for the quarter ended March 31, 2007 mainly due to a $16.1 million decrease in net gains on sale of premises and equipment. In the first quarter of 2007, Valley sold an office building in Manhattan and recognized a gain of $16.4 million. Net gains on trading securities decreased $8.3 million from the first quarter of 2007 primarily due to net losses recognized on the sale of $1.1 billion in mortgage-backed securities and the termination of certain derivative transactions during the second quarter. Offsetting the decreases, service charges on deposit accounts increased approximately $1.3 million

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

mainly due to better collection of overdraft fees in the second quarter. Net gains on loans held for sale increased $1.0 million from the first quarter of 2007 primarily due to the sale of residential mortgages during the second quarter of 2007.

Non-Interest Expense

Second quarter of 2007 compared with second quarter of 2006

Non-interest expense decreased approximately $1.0 million, or 1.7 percent to $60.9 million for the quarter ended June 30, 2007 from $61.9 million for the quarter ended June 30, 2006 primarily due to $2.7 million of unrealized gains on the junior subordinated debentures issued to capital trust and Federal Home Bank advances held at fair value which were recorded in other non-interest expense during the three months ended June 30, 2007. Advertising expense also declined $1.6 million from the second quarter of 2006 as Valley ran less branding promotions in the second quarter of 2007. Offsetting these decreases to non-interest expense, salary and employee benefits increased $2.9 million and net occupancy and equipment expense increased $1.6 million mainly due to the addition of ten de novo branches to Valley’s branch network over the last twelve month period.

Second quarter of 2007 compared with first quarter of 2007

Non-interest expense decreased $3.3 million, or 5.2 percent to $60.9 million for the second quarter of 2007 from $64.2 million for the linked quarter ended March 31, 2007 mainly due to a $2.4 million unrealized gain on the junior subordinated debentures issued to capital trust held at fair value in the second quarter compared to an unrealized loss of $1.4 million recognized in the first quarter of 2007. Offsetting the decrease in non-interest expense, net occupancy and equipment expense increased $682 thousand from the first quarter primarily due to higher rent and depreciation expense caused by Valley’s de novo branching activities.

Income Tax Expense

Income tax expense was $12.5 million for the second quarter of 2007, reflecting an effective tax rate of 24.0 percent, compared with $11.9 million for the second quarter of 2006, reflecting an effective tax rate of 22.6 percent. The increase over the prior comparable quarter was primarily due to lower tax expense in 2006 caused by the settlement of income tax examinations.

For the remainder of 2007, Valley anticipates that its effective tax rate will remain relatively unchanged from the 27.7 percent for the six months ended June 30, 2007. The rate is projected based upon management’s judgment regarding future results and could vary due to changes in income, tax planning strategies and federal and state income tax laws.

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

Balance Sheet

Investments

During the second quarter, total investment securities decreased $146.6 million, or 5.2 percent, to $2.7 billion at June 30, 2007 from approximately $2.8 billion at March 31, 2007 mainly due to a decline in trading securities. Trading securities decreased $327.7 million partially due to $164.6 million in securities sold but not reinvested as the securities transactions remained unsettled receivables at June 30, 2007. The remaining decrease in trading securities is primarily due to the funding of loan growth during the second quarter of 2007.

During the second quarter of 2007, Valley unwound and eventually terminated all of a series of interest rate derivative transactions entered into during April 2007 for the purpose of offsetting the potential volatility in changes in the market value of over $800 million in trading securities. The hedged trading securities were part of $1.1 billion in long-term mortgage-backed securities sold during the period and primarily reinvested in short-term U.S. treasury securities, short-term other government agencies and short-term corporate debt held in trading securities at June 30, 2007. The termination of the derivatives and mortgage-backed securities sold resulted in a $3.0 million net loss recorded in losses on trading securities, net during the second quarter of 2007.

Loans

During the second quarter, loans increased $139.7 million, or 7.0 percent on an annualized basis, to $8.2 billion at June 30, 2007 from approximately $8.0 billion at March 31, 2007. The linked quarter growth in loans is mainly comprised of increases in automobile and commercial loans of $111.0 million and $70.0 million, respectively, partially offset by declines in construction and commercial mortgage loans totaling $22.5 million and $19.6 million, respectively. Automobile loan volumes were exceptionally strong as Valley has focused efforts to expand the geographic presence of its indirect auto loan origination franchise. The decreases seen in the construction and commercial mortgage loans reflect a decline in demand primarily caused by the current interest rate environment and a slow down in the home building market, while Valley experiences normal paydowns on existing construction loans as residential projects are completed and sold.

Deposits

During the quarter, deposits remained relatively flat at approximately $8.3 billion as of June 30, 2007. A total decrease of $80.9 million in savings, NOW, and money market deposits was partially offset by a $73.6 million increase in time deposits. Saving, NOW, and money market deposits declined due to increased competition for approximately $83 million in municipal deposits which were lost in the second quarter due to less aggressive bidding by Valley. Time deposits grew through retail certificates of deposit promotions which outpaced the maturity of approximately $50 million in brokered certificates of deposit. Non-interest bearing deposits totaling $1.9 billion at June 30, 2007 remained relatively unchanged from the linked quarter.

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

Credit Quality

Net loan charge-offs for the second quarter of 2007 were approximately $3.1 million compared to $3.3 million for the second quarter of 2006, and $1.1 million for the first quarter of 2007. The provision for credit losses was $2.4 million for the second quarter of 2007 compared to $3.1 million for the second quarter of 2006, and $1.9 million for the first quarter of 2007. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $30.9 million, or 0.38 percent of loans at June 30, 2007 up slightly from $30.8 million or 0.38 percent of loans at March 31, 2007.

Loans past due 90 days or more and still accruing at June 30, 2007 were $6.7 million, or 0.08 percent of $8.2 billion of total loans, compared to $7.4 million at June 30, 2006 and $2.9 million at March 31, 2007. Total loans past due in excess of 30 days were 0.80 percent of total loans at June 30, 2007 compared with 0.81 percent at March 31, 2007.

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 16.98 percent and 17.25 percent for the three months ended June 30, 2007 and 2006, respectively. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible equity was 21.89 percent and 22.31 percent for the same periods. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the quarter ended June 30, 2007 and 2006, annualized return on average assets was 1.30 percent and 1.33 percent, respectively.

Valley’s risk-based capital ratios were 9.99 percent for Tier 1 capital, 11.86 percent for total capital and 7.79 percent for Tier 1 leverage at June 30, 2007.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 169 branches in 114 communities serving 13 counties throughout northern and central New Jersey and New York City.

Valley National Bancorp (NYSE: VLY)

2007 Second Quarter Earnings

July 18, 2007

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: the impact of management’s implementation of SFAS No. 159, unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

# # #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

(in thousands, except for share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
FINANCIAL DATA:
Net income	$39,679	$40,786	$89,113	$81,697
Net interest income	95,781	98,337	191,953	196,878
Net interest income - FTE (2)	97,382	99,978	195,150	200,216
Weighted Average Number of Shares Outstanding (3):
Basic	120,291,220	122,727,825	120,590,026	122,711,750
Diluted	120,777,560	123,278,696	121,087,329	123,194,496
Per share data (3):
Basic earnings	$0.33	$0.33	$0.74	$0.67
Diluted earnings	0.33	0.33	0.74	0.66
Cash dividends declared	0.21	0.20	0.41	0.40
Book value	7.72	7.69	7.72	7.69
Tangible book value (1)	5.97	5.95	5.97	5.95
Closing stock price - high	24.89	24.49	25.18	24.49
Closing stock price - low	22.42	22.77	22.42	21.01

FINANCIAL RATIOS:
Net interest margin	3.39%	3.42%	3.39%	3.43%
Net interest margin - FTE (2)	3.45	3.48	3.45	3.49
Annualized return on average assets	1.30	1.33	1.46	1.33
Annualized return on average shareholders’ equity	16.98	17.25	19.25	17.32
Annualized return on average tangible shareholders’ equity (1)	21.89	22.31	24.90	22.46
Efficiency ratio (4)	52.72	52.59	49.50	52.06

AVERAGE BALANCE SHEET ITEMS:
Assets	$12,195,790	$12,294,841	$12,177,491	$12,274,970
Interest earning assets	11,299,934	11,501,020	11,310,493	11,479,359
Loans	8,181,248	8,243,355	8,236,758	8,197,622
Interest bearing liabilities	9,305,357	9,363,120	9,308,699	9,357,439
Deposits	8,339,489	8,503,424	8,358,654	8,445,135
Shareholders’ equity	934,727	946,018	925,760	943,184

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2007	2006	2007	2006
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$75,533	$75,898	$74,718	$75,188
Provision for credit losses	2,388	3,117	4,298	4,411
Charge-offs	4,058	3,845	5,788	5,239
Recoveries	912	526	1,547	1,336

End of period	$74,775	$75,696	$74,775	$75,696

Components:

Allowance for loan losses	$72,442	$75,696	$72,442	$75,696
Reserve for unfunded letters of credit (5)	2,333	0	2,333	0

Allowance for credit losses	$74,775	$75,696	$74,775	$75,696

			As of June 30,
			2007	2006
BALANCE SHEET ITEMS:
Assets			$12,319,087	$12,429,815
Loans			8,180,141	8,335,692
Deposits			8,332,469	8,571,267
Shareholders’ equity			926,602	944,511

CAPITAL RATIOS:
Tier 1 leverage ratio			7.79%	8.18%
Risk-based capital - Tier 1			9.99	10.54
Risk-based capital - Total Capital			11.86	12.41

ASSET QUALITY:
Non-accrual loans			$28,843	$29,015
Other real estate owned			1,055	1,728
Other repossessed assets			1,044	930

Total non-performing assets			$30,942	$31,673

Loans past due 90 days or more and still accruing			$6,686	$7,374

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.38%	0.38%
Allowance for loan losses to total loans			0.89	0.91
Allowance for credit losses to total loans			0.91	0.91
Annualized net charge-offs to average loans			0.10	0.10

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

-	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

-	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except for share data)	2007	2006	2007	2006
Common shares outstanding	120,031,674	122,749,328	120,031,674	122,749,328

Shareholders’ equity	$926,602	$944,511	$926,602	$944,511
Less: Goodwill and other intangible assets	209,731	214,758	209,731	214,758

Tangible shareholders’ equity	$716,871	$729,753	$716,871	$729,753

Tangible book value	$5.97	$5.95	$5.97	$5.95

Net income	$39,679	$40,786	$89,113	$81,697

Average shareholders’ equity	$934,727	$946,018	$925,760	$943,184
Less: Average goodwill and other intangible assets	209,714	214,874	209,956	215,693

Average tangible shareholders’ equity	$725,013	$731,144	$715,804	$727,491

Annualized return on average tangible shareholders’ equity	21.89%	22.31%	24.90%	22.46%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects a five percent common stock dividend issued on May 25, 2007.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

(5)	On January 1, 2007, Valley transferred the portion of the allowance for loan losses related commercial lending letters of credit to other liabilities.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statements of Financial Condition (Unaudited)

(in thousands, except for share data)

	June 30, 2007	December 31, 2006
Assets
Cash and due from banks	$228,650	$236,354
Interest bearing deposits with banks	9,614	7,795
Federal funds sold	175,000	175,000
Investment securities:
Held to maturity, fair value of $577,416 and $1,090,883 at June 30, 2007 and December 31, 2006, respectively	580,436	1,108,885
Available for sale	1,260,292	1,769,981
Trading securities	839,303	4,655

Total investment securities	2,680,031	2,883,521

Loans held for sale, at fair value as of June 30, 2007	6,233	4,674

Loans	8,180,141	8,331,685
Less: Allowance for loan losses	(72,442)	(74,718)

Net loans	8,107,699	8,256,967

Premises and equipment, net	223,452	209,397
Bank owned life insurance	268,853	189,157
Accrued interest receivable	60,000	63,356
Due from customers on acceptances outstanding	11,784	9,798
Goodwill	181,497	181,497
Other intangible assets, net	28,234	29,858
Other assets	338,040	147,653

Total assets	$12,319,087	$12,395,027

Liabilities
Deposits:
Non-interest bearing	$1,942,290	$1,996,237
Interest bearing:
Savings, NOW and money market	3,443,655	3,561,807
Time	2,946,524	2,929,607

Total deposits	8,332,469	8,487,651

Short-term borrowings	452,410	362,615
Long-term borrowings (includes fair value of $39,660 for an FHLB advance at June 30, 2007)	2,278,161	2,278,728
Junior subordinated debentures issued to capital trust, at fair value as of June 30, 2007	186,977	206,186
Bank acceptances outstanding	11,784	9,798
Accrued expenses and other liabilities	130,684	100,459

Total liabilities	11,392,485	11,445,437

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 181,796,274 shares; issued
122,586,577 shares and 122,658,486 shares at June 30, 2007 and December 31, 2006, respectively	43,221	41,212
Surplus	880,286	881,022
Retained earnings	92,575	97,639
Accumulated other comprehensive loss	(24,976)	(30,873)
Less: Treasury stock, at cost, 2,554,903 shares and 1,533,355 shares at June 30, 2007 and December 31, 2006, respectively	(64,504)	(39,410)

Total shareholders’ equity	926,602	949,590

Total liabilities and shareholders’ equity	$12,319,087	$12,395,027

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$139,588	$133,672	$278,535	$261,100
Interest and dividends on investment securities:
Taxable	32,477	35,745	65,525	71,990
Tax-exempt	2,910	2,974	5,807	6,047
Dividends	1,993	1,362	4,030	2,791
Interest on federal funds sold and other short-term investments	4,188	573	6,388	795

Total interest income	181,156	174,326	360,285	342,723

Interest Expense
Interest on deposits:
Savings, NOW and money market	19,216	18,865	38,634	35,888
Time	33,143	26,095	64,907	47,816
Interest on short-term borrowings	4,522	4,142	8,500	9,553
Interest on long-term borrowings and junior subordinated debentures	28,494	26,887	56,291	52,588

Total interest expense	85,375	75,989	168,332	145,845

Net Interest Income	95,781	98,337	191,953	196,878
Provision for credit losses	2,388	3,117	4,298	4,411

Net interest income after provision for credit losses	93,393	95,220	187,655	192,467

Non-Interest Income
Trust and investment services	1,841	1,931	3,621	3,613
Insurance premiums	2,803	2,779	5,764	5,418
Service charges on deposit accounts	6,946	5,938	12,642	11,528
Gains on securities transactions, net	44	553	70	1,507
(Losses) gains on trading securities, net	(2,845)	302	2,583	678
Fees from loan servicing	1,394	1,489	2,784	3,076
Gains on loans held for sale, net	2,691	529	4,362	1,194
Gains on sales of premises and equipment, net	230	9	16,603	9
Bank owned life insurance	2,888	2,039	5,015	4,042
Other	3,687	3,827	7,293	7,700

Total non-interest income	19,679	19,396	60,737	38,765

Non-Interest Expense
Salary expense	29,152	27,053	57,680	53,569
Employee benefit expense	7,478	6,713	15,439	13,885
Net occupancy and equipment expense	12,698	11,148	24,714	22,733
Amortization of other intangible assets	1,866	2,183	3,790	4,371
Professional and legal fees	1,412	2,065	3,067	3,998
Advertising	806	2,450	1,742	4,249
Other	7,455	10,307	18,650	19,876

Total non-interest expense	60,867	61,919	125,082	122,681

Income before income taxes	52,205	52,697	123,310	108,551
Income tax expense	12,526	11,911	34,197	26,854

Net Income	$39,679	$40,786	$89,113	$81,697

Earnings Per Common Share:*
Basic	$0.33	$0.33	$0.74	$0.67
Diluted	0.33	0.33	0.74	0.66
Cash Dividends Declared Per Common Share*	0.21	0.20	0.41	0.40
Weighted Average Number of Common Shares Outstanding:*
Basic	120,291,220	122,727,825	120,590,026	122,711,750
Diluted	120,777,560	123,278,696	121,087,329	123,194,496

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

Valley National Bancorp

(dollars in thousands)

	Loan Portfolio
	For the periods ended
	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Commercial Loans	$1,517,184	$1,447,165	$1,466,862	$1,443,539	$1,492,688

Construction	470,592	493,095	526,318	514,842	515,683
Residential Mortgage	1,873,943	1,849,069	2,106,306	2,082,233	2,093,694
Commercial Mortgage	2,262,290	2,281,871	2,309,217	2,354,791	2,311,897

Total Mortgage Loans	4,606,825	4,624,035	4,941,841	4,951,866	4,921,274

Home Equity	555,306	560,577	571,138	577,587	570,500
Credit Card	9,105	8,498	8,764	8,490	8,279
Automobile	1,391,801	1,280,809	1,238,145	1,229,450	1,234,005
Other Consumer	99,920	119,313	104,935	102,155	108,946

Total Consumer Loans	2,056,132	1,969,197	1,922,982	1,917,682	1,921,730

Total Loans	$8,180,141	$8,040,397	$8,331,685	$8,313,087	$8,335,692

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 6/30/07			Quarter End - 3/31/07			Quarter End - 12/31/06			Quarter End - 9/30/06			Quarter End - 6/30/06
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,181,248	$139,622	6.83%	$8,292,884	$138,983	6.70%	$8,346,362	$143,060	6.86%	$8,307,228	$140,355	6.76%	$8,243,355	$133,710	6.49%
Taxable investments (3)	2,525,972	34,470	5.46%	2,580,236	35,085	5.44%	2,709,053	35,484	5.24%	2,830,076	36,610	5.17%	2,919,614	37,107	5.08%
Tax-exempt investments (1)(3)	277,274	4,477	6.46%	279,176	4,457	6.39%	281,366	4,482	6.37%	285,387	4,502	6.31%	292,738	4,577	6.25%
Federal funds sold and other interest bearing deposits	315,440	4,188	5.31%	168,873	2,200	5.21%	152,546	2,063	5.41%	99,987	1,312	5.25%	45,313	573	5.06%

Total interest earning assets	11,299,934	182,757	6.47%	11,321,169	180,725	6.39%	11,489,327	185,089	6.44%	11,522,678	182,779	6.35%	11,501,020	175,967	6.12%
Other assets	895,856			837,820			833,424			800,964			793,821

Total assets	$12,195,790			$12,158,989			$12,322,751			$12,323,642			$12,294,841

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,503,061	$19,216	2.19%	$3,559,302	$19,418	2.18%	$3,603,822	$20,048	2.23%	$3,666,485	$19,886	2.17%	$3,853,598	$18,865	1.96%
Time deposits	2,898,393	33,143	4.57%	2,894,086	31,764	4.39%	2,938,977	33,265	4.53%	2,900,781	31,573	4.35%	2,683,610	26,095	3.89%
Short-term borrowings	419,937	4,522	4.31%	371,911	3,978	4.28%	373,838	4,340	4.64%	386,034	4,318	4.47%	415,298	4,142	3.99%
Long-term borrowings (4)	2,483,966	28,494	4.59%	2,486,780	27,797	4.47%	2,493,764	29,144	4.67%	2,492,702	27,831	4.47%	2,410,614	26,887	4.46%

Total interest bearing liabilities	9,305,357	85,375	3.67%	9,312,079	82,957	3.56%	9,410,401	86,797	3.69%	9,446,002	83,608	3.54%	9,363,120	75,989	3.25%
Non-interest bearing deposits	1,938,035			1,924,645			1,929,283			1,918,596			1,966,216
Other liabilities	17,671			5,572			23,404			6,832			19,487
Shareholders’ equity	934,727			916,693			959,663			952,212			946,018

Total liabilities and shareholders’ equity	$12,195,790			$12,158,989			$12,322,751			$12,323,642			$12,294,841

Net interest income/interest rate spread (5)		97,382	2.80%		97,768	2.83%		98,292	2.75%		99,171	2.81%		99,978	2.87%

Tax equivalent adjustment		(1,601)			(1,596)			(1,606)			(1,614)			(1,641)

Net interest income, as reported		$95,781			$96,172			$96,686			$97,557			$98,337

Net interest margin (6)			3.39%			3.40%			3.37%			3.39%			3.42%
Tax equivalent effect			0.06%			0.05%			0.05%			0.05%			0.06%

Net interest margin on a fully tax equivalent basis (6)			3.45%			3.45%			3.42%			3.44%			3.48%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.